EXHIBIT 10.20

SECOND AMENDMENT TO LEASE
Extension & Reduction

            THIS SECOND AMENDMENT, dated this 20th day of August, 2002 is by and between Bernardo/Three Flags, LLC, a Delaware limited liability company, formerly known as Bernardo/Three Flags, Inc., a Delaware corporation, ("Landlord"), and SourcingLink.net, Inc., a Delaware corporation, ("Tenant"), for the Premises located in the City of San Diego, County of San Diego, State of California, commonly known as Suite 260 at 16855 West Bernardo Drive, San Diego, California 92127 ("Premises") in the Bernardo Executive Center ("Building”).

W I T N E S S E T H :

            WHEREAS, Landlord and Tenant entered into that certain Lease dated August 25, 1999 (hereinafter referred to as the "Lease"), that certain First Amendment to Lease dated October 4, 1999 ("First Amendment");

            WHEREAS, Landlord and Tenant desire to amend the Lease as more fully set forth below.

            NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Definitions. Unless otherwise specifically set forth herein, all capitalized terms herein shall have the same meaning as set forth in the Lease.
	a.	Use: Tenant’s use shall be general offices to provide software and services for retailers and their suppliers and for no other purpose.

2.

Purpose of this Amendment.  Tenant is to reduce the size of their suite by 2,200 rentable square feet.  Therefore, the approximate rentable square footage of the Premises under the Lease shall decrease from 8,373 to 6,173 rentable square feet as shown on Exhibit "A-2" which is attached hereto and made a part hereof.

3.

Term.  The Term of this Lease shall be extended for twenty-four (24) months and seventeen (17) days effective October 15, 2002.  The Scheduled Termination Date of the Lease shall be October 31, 2004 unless sooner terminated pursuant to any provision of the Lease.

4.	Base Rent. Lease Article 39, Rent Schedule, shall hereinafter provide as follows:

Monthly Rent for the period of October 15, 2002 through October 14, 2003 shall be $13,580.60, plus utilities
Monthly Rent for the period of October 15, 2003 through October 31, 2004 shall be $14,123.82, plus utilities

5.

Tenant’s Proportionate Share. Tenant’s proportional share of the direct costs of operation, maintenance, repair and management of the Bernardo Executive Center will be reduced to 3.6% for Suite 260 which is based on Tenant’s pro-rata share of 171,218 rentable square feet.  This percentage is subject to recalculation based on material adjustments made to the total rentable square footage in the Bernardo Executive Center.

6.

Additional Rent/Tenant’s Share of Operating Expenses.  All terms of Lease Article 4, Rent Adjustments, shall apply to Additional Rent and Tenant’s Share of Operating Expenses except that the Base Year for calculating Operating Expenses shall be changed to Calendar Year 2003 effective October 15, 2002.

7.	Delete Renewal Option. Lease Article 44, Renewal Option, is hereby deleted in its entirety, and Tenant shall have no further options to renew this Lease.

8.

Utilities.  Lease Article 13, Services and Utilities, is hereby modified to read:  "To the extent that Tenant is not billed directly by a public utility, Tenant shall pay, upon demand, as additional rent, for Tenant’s pro-rata share of electricity for Suite 260 which is estimated to be $803.00 per month effective October 15, 2002."

9.

Security Deposit.  Tenant acknowledges that Landlord currently has on account $49,908.60 for the Lease, and this security deposit will remain on-hand for the term of this Second Amendment.  For Tenant’s compliance with the terms of the Lease and Tenant’s timely payment of rent and other charges, there will be no increase in the amount of Security Deposit held on account for this Second Amendment.

10.

Tenant Improvement Allowance.  Landlord has agreed to build-out the Premises according to building standard improvements and to Exhibit “B-2”, Tenant Improvement Work Letter, which is attached hereto and made a part hereof.

11.

After Hours HVAC.  Landlord, at Landlord’s expense, shall furnish heating, ventilating, and air conditioning ("HVAC") on business days, in accordance with Lease Article 13, Services and Utilities, from 7:00 a.m. to 6:00 p.m., Monday through Friday, and on Saturday from 8:00 a.m. to 1:00 p.m., excluding normally recognized public holidays.  In the event Tenant requires after hours HVAC, Tenant shall pay fifty dollars ($50.00) per hour of use to be paid by the Tenant upon receipt of an invoice from Landlord.

12.

Furnishing of Financial Statement; Tenant’s Representations.  In order to induce Landlord to enter into this Lease Amendment, Tenant agrees that Tenant shall promptly furnish Landlord, from time to time, but in no event more frequently than twice per calendar year, within twenty (20) days of Landlord’s written request, with a mid-year or annual financial statement or an annual report, which shall be accurate in all material respects, reflecting Tenant’s current financial condition and at the election of Landlord, an interim financial report or annual report, which shall be accurate in all material respects of the Guarantor, if any.  Landlord agrees to hold said financial statements and reports in confidence except that the Landlord specifically reserves the right to provide the same to any potential purchaser of the leased Premises or any potential or then existing lender of Landlord.

13.	Incorporation. Except as modified herein, all other terms and conditions of the Lease between the parties above described, shall continue in full force and effect.

14.

Limitation of Landlord’s Liability.  Redress for any claims against Landlord under this Second Amendment or under the Lease shall only be made against Landlord to the extent of Landlord’s interest in the property to which the Premises are a part.  The obligations of Landlord under this Second Amendment and the Lease shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees, board of directors, members, and officers, as the case may be, the general partners thereof or any beneficiaries, stockholders, employees or agents of Landlord, or its investment managers.

15.

Corporate Authority.  If Tenant is a corporation, Tenant represents and warrants that this Lease and the undersigned’s execution of this Second Amendment has been duly authorized and approved by the corporation’s Board of Directors.  The undersigned officers and representatives of the corporation executing this Second Amendment on behalf of the corporation represent and warrant that they are officers of the corporation with authority to execute this Second Amendment on behalf of the corporation.

            IN WITNESS WHEREOF, Landlord and Tenant have executed the Second Amendment as of the day and year first written above.

LANDLORD:		TENANT:

BERNARDO/THREE FLAGS, LLC, a Delaware limited liability company		SourcingLink.net, Inc., a Delaware corporation

BY:
RREEF Management Company, a Delaware corporation

BY:	/s/ LINDA OHLSEN	BY:	/s/ GARY J. DAVIDSON
	Linda Ohlsen, District Manager		Gary J. Davidson, V.P. Finance & Administration and CFO

DATE:	SEPTEMBER 20, 2002	DATE:	SEPTEMBER 20, 2002

		BY:	/s/ DANIEL B. RAWLINGS
Daniel B. Rawlings, CEO

		DATE:	SEPTEMBER 20, 2002